Media: Randall Grilli Corporate Communications ECOtality rgrilli@ecotality.com (415) 692-6723 mailto:	Investor Relations: Alliance Advisors for ECOtality Thomas Walsh twalsh@allianceadvisors.net (212) 398-3486

ECOtality Adds Enrique Santacana and Andrew Tang to its Board of Directors

ABB’s North American President and CEO joins Managing Director of Technology Ventures on ECOtality’s Board

SAN FRANCISCO – January 18, 2011 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation and storage technologies, announced today that Enrique Santacana and Andrew Tang, both from ABB, a leader in power and automation technologies, have joined ECOtality’s Board of Directors. Enrique Santacana is the President and Chief Executive Officer of ABB North America, as well as the Region Manager of North America. Andrew Tang is the Managing Director of ABB Technology Ventures. The two newly appointed board members join as part of an investment and manufacturing agreement, announced on January 11th, 2011.

“We are pleased to announce the appointment of Enrique Santacana and Andrew Tang to our Board of Directors,” said Jonathan Read, CEO of ECOtality. “Both men bring many years of experience and professional expertise that will enrich ECOtality’s Board and enhance our global objectives. We look forward to working with both of our new Board members, as well as ABB, to create smart electric vehicle charging solutions, expand intelligent electric vehicle infrastructure, and encourage the mass consumer adoption of electric vehicles.”

In his more than three decades with ABB, Enrique Santacana has held a variety of executive management positions, and is currently the President and Chief Executive Officer of ABB Inc. Additionally, Mr. Santacana serves as the Region Manager of ABB North America and is also the Chairman of the North American Committee. He is a licensed professional engineer in North Carolina, a member of the Institute of Electrical and Electronic Engineers and the National Society of Professional Engineers and brings extensive knowledge of the electrical industry. Mr. Santacana sits on the Board of Governors of the National Electrical Manufacturers Association (NEMA), where he is a member of the Executive Committee, and is also a member of the NEMA Business Roundtable and acts as its Vice Chair of their Sustainable Growth Initiative.  He has also served on the U.S. Department of Energy’s Electricity Advisory Committee (EAC) where he helped the Department of Energy meet requirements of the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007.

Andrew Tang is the Managing Director of ABB Technology Ventures, and brings more than 10 years of venture capital and investment banking experience to ABB, which he joined in 2010. Prior to his role at ABB, Mr. Tang was a Managing Director at DFJ DragonFund, a partnership with Draper Fischer Jurveston focused on investing in high-growth, China-based technology companies.  He was also a partner at Infineon Ventures, and previously worked at Infineon Technologies and Credit Suisse First Boston. Mr. Tang holds a U.S. patent, and has been published in numerous technical journals in the advanced materials field.

ECOtality is project manager of The EV Project and will oversee the installation of 15,000 commercial and residential charging stations in 16 cities and major metropolitan areas in six states and the District of Columbia. The project will provide an EV infrastructure to support the deployment of 8,300 electric vehicles. The project is funded by the U.S. Department of Energy through a federal stimulus grant of $114.8 million, made possible by the American Recovery and  Reinvestment Act (ARRA). The grants are matched by private investment, bringing the total value of the project to approximately $230 million.

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

###